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For Immediate Release

Green Oasis Environmental, Inc. Terminates Agreement to Acquire Collector.

July 10, 1997
Charleston, SC

Green Oasis Environmental, Inc. today announced that it has terminated an agreement, previously announced on May 5, 1997, to acquire the assets of Denver based Approved Oil Services, Inc., a collector of waste and fuel oils, waste water and antifreeze. The Company noted that in light of recent developments, the acquisition no longer comports with the company's business plan.

In announcing this decision, William D. Carraway, President, stated "we hope to devote 1997 to focusing on efforts to manufacture and install plants in the United States and in foreign markets, and to revisit acquisition opportunities in 1998".

Green Oasis Environmental, Inc. is in the business of manufacturing distillation plants designed to produce marketable fuels from waste oils in a closed-cycle, one-step process.

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